Exhibit 99.1

Kulicke & Soffa Corrects

First Quarter Financial Results

Fort Washington, PA – February 2, 2007 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) today announced corrections to the financial results for its quarter ended December 30, 2006 (“first quarter”) presented in its earnings press release and conference call on January 25, 2007. The Company made an error in calculating stock-based compensation expense included in continuing operations for the Company’s first quarter. The Company failed to immediately expense all stock options granted in the first quarter to retirement eligible employees. The correction increases this non-cash compensation expense in the first quarter and decreases the expense amount over subsequent quarters.

The following table summarizes the changes to the first quarter amounts presented in the January 25, 2007 press release:

	Previously Presented	Corrected
Stock-based compensation expense included in continuing operations	$1,179	$2,066

Net Income	$4,926	$4,173

Net Income per share:
Basic	$0.09	$0.07
Diluted	$0.08	$0.06

On January 25, 2007, the Company held its regularly scheduled conference call to discuss the financial results for the first quarter. On that call, management stated that return on invested capital (“ROIC”) for the first fiscal quarter was 11.6%. As a result of the corrected data discussed above, ROIC was 10.3% for the first quarter.

The corrected financial tables for the first quarter, the definition of ROIC used by the Company, and the reconciliation of ROIC to the most comparable GAAP number are attached.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor assembly equipment, materials, and technology. K&S provides wire bonders, capillaries, wire, die bonders, and die collets for all types of semiconductor packages using wire as the internal electrical interconnections. K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor assembly equipment along with the complementing packaging materials and process technology that enable our customers to achieve the highest possible yields and throughput. The ability to provide these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share and employee data)

(Unaudited)

	Three months ended
	December 31, 2005	December 30, 2006
Net revenue	$204,632	$152,308

Cost of sales	139,169	113,589

Gross profit	65,463	38,719

Selling, general and administrative	20,582	22,655
Research and development, net	8,668	11,825

Operating expense	29,250	34,480

Income from operations	36,213	4,239

Interest income	712	1,457
Interest expense	(958)	(636)

Income from continuing operations before income taxes	35,967	5,060

Provision for income taxes	5,349	887

Income from continuing operations	30,618	4,173

Loss from discontinued operations	(5,317)	—

Net income	$25,301	$4,173

Income per share from continuing operations:
Basic	$0.59	$0.07

Diluted	$0.45	$0.06

Loss per share from discontinued operations:
Basic	$(0.10)	$—

Diluted	$(0.07)	$—

Net income per share:
Basic	$0.49	$0.07

Diluted	$0.38	$0.06

Weighted average shares outstanding:
Basic	52,044	57,301
Diluted	68,239	69,456

Stock-based compensation expense included in continuing operations:
Cost of sales	$98	$67
Selling, general and administrative	815	1,451
Research and development, net	240	548

Total continuing operations	$1,153	$2,066

Discontinued operations	$347	$—

	Three months ended
	December 31, 2005	December 30, 2006
Additional financial data:
Depreciation and amortization
Continuing operations	$2,809	$2,305
Discontinued operations	$1,364	$—

Capital expenditures
Continuing operations	$2,360	$1,100
Discontinued operations	$605	$—

Backlog of orders
Continuing operations	$66,000	$56,000
Discontinued operations	$7,000	$—

Number of employees
Continuing operations	2,580	2,700
Discontinued operations	932	—

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2006	(Unaudited) December 30, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$133,967	$127,898
Restricted cash	1,973	—
Short-term investments	21,343	11,560
Accounts and notes receivable (less allowance for doubtful accounts: 9/30/06 - $3,068; 12/30/06 - $3,579)	120,651	123,118
Inventories, net	47,866	58,282
Current assets of discontinued operations	3,832	—
Prepaid expenses and other current assets	10,446	10,996
Deferred income taxes	3,990	3,992

TOTAL CURRENT ASSETS	344,068	335,846

Property, plant and equipment, net	28,487	39,271
Intangible assets, (net of accumulated amortization: 9/30/06 - $0; 12/30/06 - $0)	—	626
Goodwill	29,684	29,684
Other assets	3,262	4,657

TOTAL ASSETS	$405,501	$410,084

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$42,881	$37,484
Accrued expenses	32,970	32,374
Income taxes payable	19,239	20,453

TOTAL CURRENT LIABILITIES	95,090	90,311

Long term debt	195,000	195,000
Other liabilities	10,640	10,331
Deferred taxes	25,465	26,455

TOTAL LIABILITIES	326,195	322,097

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY
Common stock, without par value	277,194	280,518
Accumulated deficit	(191,824)	(187,651)
Accumulated other comprehensive loss	(6,064)	(4,880)

TOTAL SHAREHOLDERS’ EQUITY	79,306	87,987

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$405,501	$410,084

KULICKE & SOFFA INDUSTRIES, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

(Unaudited)

Fiscal 2007:

Three months ended December 30, 2006:	Equipment Segment	Packaging Materials Segment	Consolidated
Net revenue	$58,166	$94,142	$152,308
Cost of sales	33,176	80,413	113,589

Gross profit	24,990	13,729	38,719
Operating costs	25,194	9,286	34,480

Income from operations	$(204)	$4,443	$4,239

Fiscal 2006:
Three months ended December 31, 2005:	Equipment Segment	Packaging Materials Segment	Consolidated
Net revenue	$120,672	$83,960	$204,632
Cost of sales	68,695	70,474	139,169

Gross profit	51,977	13,486	65,463
Operating costs	21,943	7,307	29,250

Income from operations	$30,034	$6,179	$36,213

Company’s Return on Invested Capital Calculation

(For the Three Months ending December 30, 2006)

We define Return On Invested Capital (ROIC) as Operating Income divided by adjusted net Invested Capital. Total Assets are adjusted for discontinued operations’ assets held for sale. Net Invested Capital is defined as Total Assets less Current Liabilities. We believe ROIC is a useful measure in providing investors with information regarding our performance. ROIC is a widely accepted measure of earnings efficiency in relation to capital employed. We believe that increasing the return on capital employed, as measured by ROIC, is an effective method to sustain and increase shareholder value. Reconciliation to the most comparable U.S. GAAP measurements are shown below.

		Adjustments
($ 000)	As Reported	Depreciation/ Amortization	Company's ROIC
Operating Income from Continued Operations	$4,239	$2,305	$6,544		Adjusted Net Operating Income

			$26,176	(a)	Annualized

		Company Cash Limit (1)
Cash & Cash Equivalents	$139,458	$(64,458)	$75,000

Non-Cash Assets	270,626		270,626

Total Assets	410,084		345,626

Total Current Liabilities	90,311		90,311

Net Invested Capital	$319,773		$255,315	(b)	Adjusted Net Invested Capital

			10.3	%(a)/(b)	ROIC

(1)	Only the first $75 million of cash is used for the ROIC calculation